UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):
July 16, 2008

BIOSANTE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Barclay Boulevard Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

(847) 478-0500
(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (e)           On July 16, 2008, BioSante Pharmaceuticals, Inc. entered into amended and restated employment letter agreements with each of Stephen M. Simes, BioSante’s Vice Chairman, President and Chief Executive Officer, and Phillip B. Donenberg, BioSante’s Chief Financial Officer, Treasurer and Secretary.  The amended and restated agreements replace in their entirety the prior agreements which were entered into over 10 years ago when Messrs. Simes and Donenberg were first hired as executives of BioSante.  The amended and restated agreements were entered into in part to ensure compliance with recently issued regulations on non-qualified deferred compensation severance benefits as mandated by Section 409A of the Internal Revenue Code of 1986, as amended, to change the trigger for benefits in the event of a change in control from an atypical modified single trigger to a more standard modified single trigger and to make certain other changes to the agreements, including the amounts to be paid upon a termination in connection with a change in control.

The material terms of the amended and restated employment letter agreements include:

•	A continued “evergreen” term of up to three years for Mr. Simes.

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An annual base salary for each executive, which remains unchanged from the executive’s annual base salary for 2008 as set in January 2008 by BioSante’s Board of Directors, upon recommendation of the Compensation Committee, which base salary must increase each year by at least a minimum rate consistent with any increase in the Consumer Price Index.

•	Continued eligibility for each executive to receive an annual performance bonus, the amount and terms of payment of which will be determined by the Board of Directors of BioSante.

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If the executive’s employment with BioSante is terminated without “cause” or if the executive resigns for “good reason” (as those terms are defined in the agreements), other than as a result of a “change of control” (as defined in the agreements), or in the case of Mr. Simes, if his agreement is not renewed each year, the executive will receive (i) a payment equal to, in the case of Mr. Simes, the sum of his annual base salary as in effect at the time of termination, his most recent annual bonus and his annual car allowance, and in the case of Mr. Donenberg his annual base salary, as in effect at the time of termination; (ii) substantially the same health, dental, life insurance and disability benefits the executive received prior to his termination for a period of up to 36 months, in the case of Mr. Simes, and 12 months in the case of Mr. Donenberg; (iii) for Mr. Simes, outplacement services of up to $30,000 and the use of an office and reasonable secretarial support, in each case for up to one year.

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If the executive’s employment with BioSante is terminated other than for cause, if the executive terminates his employment for good reason or if the executive terminates his employment for any reason during the 13th month after a change in control, or in the case of Mr. Simes, if his agreement is not renewed, in each case in connection with a change in control, the executive will receive (i) a payment equal to, in the case of Mr. Simes, the sum of: (aa) two times his annual base salary, plus (bb) his most recent annual bonus, plus (cc) his maximum annual bonus (100% of base salary) for the year in which the change in control occurs, and in the case of Mr. Donenberg, the sum of 1½ times his annual base salary, plus his maximum annual bonus (100% of base salary) for the year in which the change in control occurs; (ii) substantially the same health, dental, life insurance and disability benefits the executive received prior to his termination for a period of up to 24 months for Mr. Simes and 18 months in the case of Mr. Donenberg and (iii) outplacement services of up to $30,000.

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If the executive’s employment with BioSante is terminated other than for cause, or if in the case of Mr. Simes his agreement is not renewed, the executive’s outstanding unvested stock options will become immediately vested and exercisable in full and the time period within which the executive will have to exercise the options will be one year from the date of termination.

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An agreement by the executive not to compete with the Company, in each case during the term of his employment with the Company, and if he is terminated for cause or if he terminates his employment other than for good reason, for one year thereafter.

 Attached as Exhibits 10.1 and 10.2 to this report are copies of the amended and restated letter agreements with Simes and Donenberg, which are incorporated into this report by this reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Letter Agreement dated July 16, 2008 between BioSante Pharmaceuticals, Inc. and Stephen M. Simes
10.2	Amended and Restated Employment Letter Agreement dated July 16, 2008 between BioSante Pharmaceuticals, Inc. and Phillip B. Donenberg

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSANTE PHARMACEUTICALS, INC.

By:  /s/ Louis W. Sullivan, M.D.
Louis W. Sullivan, M.D.
Chairman of the Board
Dated:   July 16, 2008

BIOSANTE PHARMACEUTICALS, INC.

FORM 8-K

Exhibit Index

Exhibit No.	Description	Method of Filing
10.1	Amended and Restated Employment Letter Agreement dated July 16, 2008 between BioSante Pharmaceuticals, Inc. and Stephen M. Simes	Filed herewith
10.2	Amended and Restated Employment Letter Agreement dated July 16, 2008 between BioSante Pharmaceuticals, Inc. and Phillip B. Donenberg	Filed herewith